EXHIBIT 99.2

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Additional Information

at Request of CONSOB and Borsa Italiana

December 19, 2008 Seattle—Cell Therapeutics, Inc. (CTI or the “Company”) (NASDAQ and MTA: CTIC) announced today that it has received a request from the Italian securities regulatory authority, CONSOB and Borsa Italiana, that the Company issue a press release providing additional information on the increase in the Company’s outstanding shares following the issuance of convertible notes to a single institutional investor on October 22, 2008. In compliance with such request, the Company is providing the following information in this press release. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where additional press releases issued by the Company may be found, as well as the Company’s filings with the U.S. Securities and Exchange Commission (“SEC”) and the Listing Prospectus authorized to be published by Consob. The information provided below is qualified in its entirety by reference to such information.

As of October 16, 2008 the Company had 37,445,816 shares of common stock outstanding.

On October 22, 2008, the Company issued $24.7 million principal amount of its 9.66% convertible senior notes due 2011 (the “9.66% notes”) to a single institutional investor, BAM Opportunity Fund LP (“BAM”). The 9.66% notes bore an annual interest rate of 9.66% and were convertible at any time into common stock, at BAM’s option, at a conversion price of $0.38, or an aggregate of 65 million shares of common stock. However, pursuant to the terms of the 9.66% notes, BAM cannot request a conversion, and the Company cannot effect a conversion, of the 9.66% notes if such conversion would result in BAM owning more than 9.99% of the Company’s common stock after conversion. Please see the Prospectus Supplement filed with the SEC on October 21, 2008, the press release issued on October 22, 2008 and the Current Report on Form 8-K filed with the SEC on October 24, 2008 for more detailed information about the 9.66% notes.

Between October 24 and November 19, 2008, in accordance with the terms of the 9.66% notes, BAM converted an aggregate of $15.7 million principal amount of the 9.66% notes at the agreed conversion rate $0.38 per share, for an aggregate of 41,315,779 shares of common stock resulting in $15.7 million less debt on the Company’s balance sheet. Primarily as a result of these conversions, as of November 21 the Company had 79,464,334 shares of common stock outstanding.

On December 5, 2008, the Company issued approximately $32.65 million principal amount of its 10% convertible senior notes due 2011 (the “10% notes”) to BAM. Under the terms of this transaction, the Company also repurchased approximately $30 million principal amount of convertible senior notes held by BAM, including the remaining $9 million principal amount of BAM’s 9.66% notes. The 10% notes bear an annual interest rate of 10% and are convertible at any time into common stock at BAM’s option at a conversion rate of $0.137 per share, or an aggregate of approximately 238 million shares of common stock. BAM agreed to maintain ownership at all times of shares of common stock representing at least 9.0% of the total number of then-outstanding shares of the Company’s common stock, until no more than $1.635 million principal amount of the 10% notes remain outstanding. However, pursuant to the terms of the 10% notes, BAM cannot request a conversion, and the Company cannot effect a conversion, of the notes if such conversion would result in BAM owning more than 9.99% of our common stock after conversion. Please see the Prospectus Supplement filed with the SEC on December 4, 2008, the press release issued on December 5, 2008 and the Current Report on Form 8-K filed with the SEC on December 8, 2008 for more detailed information about the 10% notes.

Between December 5 and December 15, 2008, in accordance with the terms of the 10% notes, BAM converted an aggregate of $6.25 million principal amount of the Company’s 10% notes at the agreed conversion rate of $0.137 per share, for an aggregate of 45,620,437 shares of common stock resulting in $6.25 million less debt on the Company’s balance sheet. Primarily as a result of the above conversions, as of December 15, 2008 the Company had 125,084,337 shares of common stock outstanding.

As of December 15, 2008, approximately $26.4 million principal amount of the Company’s 10% notes remains outstanding, which may be converted into an aggregate of 192,710,373 shares of common stock.

Moreover, the Company has outstanding approximately $55 million principal amount of 4% convertible senior subordinated notes due 2011 (issued in June 2003), $23 million principal amount of 5.75% convertible senior notes due 2011 (issued in December 2007), $7 million principal amount of 6.75% convertible senior notes due 2011 (issued in November 2005), $33.5 million principal amount of 7.5% convertible senior notes due 2011 (issued in April 2006) and $5.6 million principal amount of 9% convertible senior notes due 2012 (issued in March 2008). Each of the above mentioned series of convertible notes is convertible at any time into shares of common stock at a conversion rate of $540 per share, $30 per share, $105.2 per share, $83.6 per share and $14.1 per share, respectively. All of these convertible notes are held by investors other than BAM.

The convertible notes as described above, as well as the common stock issuable upon conversion of such notes, were issued in the United States pursuant to an existing shelf registration statement and prospectus supplements relating to these issuances have been filed with the SEC.

As a result BAM may sell the shares of common stock it holds in open market transactions. We are not aware of when, how and to whom BAM sells CTI shares after conversion of its convertible notes. As noted above, BAM cannot request a conversion, and we cannot effect a conversion, of the 10% notes if such conversion would result in BAM owning more than 9.99% of our common stock after conversion. As also noted above, BAM has agreed to maintain ownership at all times of shares of common stock representing at least 9.0% of the total then-outstanding shares of the Company’s outstanding common stock until only $1.635 million principal amount of 10% notes remain outstanding. Consequently, BAM must necessarily be currently holding shares of common stock representing at least 9.0%, but not more than 9.99%, of the Company’s outstanding shares.

Should it be held that, as a consequence of the admission of CTI shares to listing on the NASDAQ or MTA, the issue by the Company of new common stock upon conversion of the above convertible notes were subject to prospectus requirements pursuant to Italian law, such issue would be exempted from prospectus requirements under Italian law pursuant to Section 57, para. 1, lett. g) of Consob regulation n. 11971/1999.